July 12, 1999



Shareholders and Board of Directors
American Resources and Development Company and Subsidiaries
Salt Lake City, Utah

We hereby consent to the incorporation of our audit report dated June 25, 1999 by reference in the Form 10-KSB of American Resources and Development Company and Subsidiaries.



Jones, Jensen & Company
Salt Lake City, Utah